EXHIBIT 99.1

AMENDED AND RESTATED INTERTAN, INC.

1986 STOCK OPTION PLAN

Section 1. Establishment

InterTAN, Inc. a Delaware corporation (“Company”) established a stock option plan named the InterTAN, Inc. 1986 Stock Option Plan for officers and key employees of the Company and its subsidiaries. The Company has entered into an Acquisition Agreement and Agreement and Plan of Merger, by and among Circuit City Stores, Inc. (“Circuit City”), Winston Acquisition Corp. and InterTAN, Inc., dated as of March 30, 2004 (the “Acquisition Agreement”). This Amended and Restated InterTAN, Inc. 1986 Stock Option Plan (the “Plan” or “Restated Plan”) is effective upon the Share Purchase Date as defined in the Acquisition Agreement (the “Restatement Date”).

Section 2. Purpose

(a) The purpose of the Plan is to induce officers and key employees of the Company and its subsidiaries, who are in a position to contribute materially to the prosperity thereof, to remain with the Company or its subsidiaries, to offer them incentives and reward in recognition of their share in the Company’s progress, and to encourage them to continue to promote the best interests of the Company and its subsidiaries. The Plan will also aid the Company and its subsidiaries in competing with other enterprises for the services of new key personnel needed to help insure their continued development.

(b) Options granted to an optionee shall be either Incentive Stock Options within the meaning of the Section 422 of the Internal Revenue Code of 1986, as amended, or Nonstatutory Stock Options, provided that no Incentive Stock Options shall be granted during the 1986 calendar year, and no Incentive Stock Option shall be granted after such 1986 calendar year in excess of the calendar year limitations per optionee set forth in Section 6 hereof. Options granted to an optionee in excess of such calendar year limitations per optionee shall be Nonstatutory Stock Options.

Section 3. Administration

(a) The Plan shall be administered by the Compensation and Personnel Committee of Circuit City Stores, Inc. (the “Committee”), which shall be composed of at least two directors of the Circuit City who are “disinterested persons” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such Rule may be amended. The Committee is authorized, from time to time, to determine the individuals to receive options, the time when they shall receive them, the number of shares to be subject to each option, and the designation of any such option as an Incentive Stock Option or a Nonstatutory Stock Option.

(b) The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Stock Option

Agreements executed pursuant to Section 14, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

(c) The determination of the Committee on all matters relating to the Plan or any Plan agreement shall be conclusive.

(d) No member of the Board of Directors of Circuit City or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

Section 4. Total Number of Shares to be Optioned

(a) Prior to the restatement, the Plan provided for options for shares of common stock of the Company. Effective on the Restatement Date, the aggregate number of shares of common stock ($.50 par value per share) of Circuit City (“Common Stock”) that may be issued upon exercise of options under the Plan shall equal:

(i) the number of shares of common stock of the Company issuable pursuant to options outstanding immediately before the Restatement Date, multiplied by

(ii) the Option Exchange Ratio as determined under Section 2.4 of the Acquisition Agreement.

The initial number of shares of Common Stock shall be rounded down to the nearest whole share and thereafter shall be subject to adjustments as provided in Section 11 hereof. The shares sold under the Plan may be either issued shares reacquired by the Circuit City at any time or authorized but unissued shares, as the Board of Directors of Circuit City from time to time may determine.

All outstanding Options issued prior to the Restatement Date are converted to options for Common Stock pursuant to the Acquisition Agreement pursuant to the terms of the Acquisition Agreement. This Restated Plan shall be interpreted and applied consistently with the terms of the Acquisition Agreement.

Section 5. Eligibility

(a) No grants of options may be made after the Restatement Date under the Plan.

(b) No director of the Company who is not also an employee of the Company or one of its subsidiaries will be eligible for grant of any options.

(c) No options may be granted to any individual who immediately after the option grant owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

Section 6. Terms and Conditions of Options

Each option granted prior to the Restatement Date shall be governed under the terms of the Plan prior to the Restatement Date, subject to the changes made in Section 4 of the Plan or pursuant to the Acquisition Agreement.

Section 7. Employment at Will

Nothing contained in the Plan, or in any option granted pursuant to the Plan, or in any agreement made pursuant to the provisions of this Section 8, shall confer upon any optionee any right with respect to continuance of employment by the Company or its affiliates, nor interfere in any way with the right of the Company or its affiliates to terminate the optionee’s employment at will or change the optionee’s compensation at any time.

Section 8. Change in Stock, Adjustments, Etc.

(a) In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of Circuit City or of another corporation, by reason or reorganization, merger, consolidation, recapitalization, reclassification, stock split up, combination of shares, or a dividend payable in Common Stock, the number and kind of shares for the purchase of which options may be granted under the Plan shall be automatically adjusted to reflect the change. In addition, there shall be an appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that the optionee’s proportionate interest shall be maintained as before the occurrence of such event, and such adjustment of outstanding options shall be made without change of the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share; provided, however, that each such adjustment in the number and kind of shares subject to outstanding Incentive Stock Options, including any adjustment in the option price, shall be made in such manner as not to constitute a modification as defined in Section 424 of the Internal Revenue Code of 1986, as amended. The determination of any adjustment by the Board of Directors of Circuit City or the Committee shall be conclusive.

(b) The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company or Circuit City to make adjustments, reclassifications, reorganizations or changes of its respective capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell or transfer all of any part of its respective business or assets.

Section 9. Duration, Amendment and Termination

(a) The Board of Directors of Circuit City may at any time terminate the Plan or make such amendments thereof as it shall deem advisable and in the best interests of Circuit City, without further action on the part of the stockholders of Circuit City; provided, however, that no such termination or amendment shall, without the consent of the individual to whom any option shall therefore have been granted, affect or impair the rights of such individual under such option, and provided further, that unless the stockholders of Circuit City shall have first approved thereof, no amendment of this Plan shall be made whereby:

(i) the total number of shares which may be optioned under the Plan to all individuals, or any of them, shall be increased, except by operation of the adjustment provisions of Section 11 hereof;

(ii) the class of employees to whom options may be granted shall be changed; or

(iii) the benefits accruing to participants under the Plan shall be materially increased.

(b) No options shall be granted under the Plan after the 10th anniversary of the date of its adoption, but options granted prior to or as of such date may extend beyond such date in accordance with the provisions hereof.

Section 10. Effectiveness of Plan

The Restated Plan shall be deemed adopted and become effective as of the Share Purchase Date upon the approval of the Restated Plan by the Board of Directors of the Company.

Section 11. Application of Funds

The proceeds received by Circuit City from the sale of stock subject to option are to be added to the general funds of Circuit City and used for its corporate purposes as the Board of Directors of Circuit City shall determine.

Section 12. No Obligation to Exercise Option

Granting of an option shall impose no obligation on the optionee to exercise such option.

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